Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Relations Contact: David Tovar
1-800-331-0085
Investor Relations Contacts: Carol Schumacher
479-644-7732
Mike Beckstead
479-277-9558

Mike Duke Elected New Chief Executive Officer

of Wal-Mart Stores, Inc.

Lee Scott retires as CEO after successfully leading company through major transformation;

Eduardo Castro-Wright promoted to vice chairman.

BENTONVILLE, Ark., November 21, 2008 — Wal-Mart Stores, Inc. (NYSE: WMT) today announced that its board of directors has elected Mike Duke, 58, to succeed Lee Scott as president and chief executive officer, effective February 1, 2009. Duke was also elected to the company’s board of directors, effective immediately. Scott will continue serving as chairman of the executive committee of the board.

The board also approved the promotion of Eduardo Castro-Wright, 53, to vice chairman of Wal-Mart Stores, Inc., effective immediately. In addition to his current responsibilities as president and CEO of Walmart U.S., Castro-Wright will assume management responsibility for the company’s Global Procurement operation.

“This management change occurs at a time of strength and momentum for Wal-Mart,” said Rob Walton, chairman of the Wal-Mart board of directors. “Our overall management team has never been stronger. We are confident that the strategy we have in place is the right one for future success and Mike has been actively involved in developing and executing this strategy. We are also pleased that our succession and management development process continues to develop leaders internally.”

“Mike Duke is a highly-respected executive both domestically and internationally, with broad experience throughout the company, having successfully led Wal-Mart’s Logistics Division, U.S. operations, and International operations,” said Walton. “He understands retail and appreciates the complex global environment in which we operate. He is committed to the culture of Wal-Mart, its mission, and to our associates and customers. He has built strong teams wherever he has led.”

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“Eduardo Castro-Wright has a history of delivering results for our company,” said Walton. “As president of Walmart U.S., Eduardo has a vision for our brand, and has built a strong team of senior leaders who have led the business to its current market-leading performance. We believe his international experience will also help drive success in our global procurement organization.”

“I am looking forward to leading this great company,” Duke said. “Wal-Mart is very well positioned in today’s economy, growing market share and returns, and is more relevant to its customers than ever. Our strategy is sound and our management team is extremely capable. I am confident we will continue to deliver value to our shareholders, increase opportunity for our over 2 million associates, and help our 180 million customers around the world save money and live better.”

“Lee Scott has made an extraordinary contribution to Wal-Mart during his almost thirty years of service as an associate, and as our president and CEO for the last nine years,” Walton said. “Lee has led Wal-Mart with humility and grace, and has been a worthy successor to his predecessors, Sam Walton and David Glass.”

Walton continued, “Lee has earned the respect and affection of our associates around the world, and of the Walton family. My dad would have been proud of Lee and his accomplishments. Lee brought a remarkable focus to our mission of saving people money so they could live better, and a heightened sensitivity to Wal-Mart’s role in the world. The actions taken during his tenure will benefit the company, our associates and our customers for years to come. We are pleased that Lee will serve as an advisor to Mike for a period of time, much as David Glass did for Lee.”

“It has been an honor to serve as the CEO of Wal-Mart Stores, Inc. and to work with our dedicated Wal-Mart and Sam’s Club associates around the world,” said Lee Scott. “And it has been a privilege to lead the company Sam Walton created, a company that continues to live the mission and culture he established.”

The company indicated that it plans to make an announcement on Duke’s successor as president of Wal-Mart International by the end of the fiscal year.

NOTE: Bios of Mike Duke, Eduardo Castro-Wright and Lee Scott are available at: http://www.walmartstores.com. A high resolution photo of Mike Duke is also available for downloading from the site.

About Wal-Mart Stores, Inc. (NYSE: WMT)

Wal-Mart Stores, Inc. operates Walmart discount stores, supercenters, Neighborhood Markets and Sam’s Club locations in the United States. The Company operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico and the United Kingdom and, through a joint venture, in India. The Company’s common stock is listed on the New York Stock Exchange under the symbol WMT. More information about Wal-Mart can be found by visiting www.walmartstores.com. Online merchandise sales are available at www.walmart.com and www.samsclub.com.

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